Exhibit 4.1

EXECUTION VERSION

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE dated as of March 20, 2017, between HOST HOTELS & RESORTS, L.P., a Delaware limited partnership (the “Company”), and THE BANK OF NEW YORK MELLON, as Trustee (the “Trustee”), to the Indenture, dated as of May 15, 2015, as amended and supplemented through the date of this Third Supplemental Indenture (the “Indenture”).

RECITALS

WHEREAS, the Company and the Trustee executed and delivered the Indenture substantially in the form of Indenture previously filed as Exhibit 4.1 to the Registration Statement (No. 333-203127) filed with the Securities and Exchange Commission (“Commission”) on Form S-3 by the Company;

WHEREAS, the Company desires to create a series of Securities to be issued under the Indenture, as hereby supplemented, to be known as the 3.875% Series G Senior Notes due 2024 (hereinafter, the “Series G Notes”);

WHEREAS, Section 9.1(i) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without the written consent of the Holders of the outstanding Securities to provide for the issuance of and establish the form and terms and conditions of Securities of any Series as permitted by the Indenture;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the organizational documents of the Company and the Trustee necessary to make this Third Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed; and

WHEREAS, all conditions precedent to amend or supplement the Indenture have been met.

NOW, THEREFORE, to comply with the provisions of the Indenture, and in consideration of the above premises, the Company and the Trustee covenant and agree as follows:

ARTICLE 1

Section 1.01 Nature of Supplemental Indenture. This Third Supplemental Indenture supplements the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02 Establishment of New Series. Pursuant to Section 2.2 of the Indenture, there is hereby established the Series G Notes having the terms, in addition to those set forth in the Indenture and this Third Supplemental Indenture, set forth in the form of Series G Note, attached to this Third Supplemental Indenture as Exhibit A, which is incorporated herein as a part of this Third Supplemental Indenture. In addition to the initial aggregate principal amount of Series G Notes issued on the Series Issue Date, the Company may issue additional Series G Notes under the Indenture and this Third Supplemental Indenture in accordance with Section 2.2 of the Indenture.

Section 1.03 Redemption. (a) Prior to 60 days before their Stated Maturity (the “Par Call Date”), upon not less than 15 nor more than 60 days’ notice, the Company may redeem the Series G Notes at any time in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date).

(b) Notwithstanding the foregoing, within the period beginning on or after the Par Call Date, upon not less than 15 nor more than 60 days’ notice, the Company may redeem the Series G Notes in whole or in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date).

(c) The Series G Notes will not have the benefit of any sinking fund.

(d) Notice of a redemption of the Series G Notes made pursuant to this Section 1.03 shall be given in the manner set forth in Section 3.3 of the Indenture; provided, however, that any such notice need not set forth the redemption price but need only set forth the calculation thereof as described in subsection (a) of this Section 1.03. The redemption price, calculated as aforesaid, shall be set forth in an Officer’s Certificate delivered by the Company to the Trustee no later than one Business Day prior to the redemption date.

ARTICLE 2

Section 2.01 For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context requires otherwise:

(a) A term defined in the Indenture and not otherwise defined herein has the same meaning when used in this Third Supplemental Indenture; and

(b) The following terms have the meanings given to them in this Section 2.01 and shall have the meaning set forth below for the purposes of this Third Supplemental Indenture and the Indenture solely with respect to the Series G Notes:

“Acquired Indebtedness” means Indebtedness of a person (1) existing at the time such person is merged or consolidated with or into, or becomes a Subsidiary of the Company or (2) assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from that person; provided that Indebtedness of such person which is redeemed, defeased (including the deposit of funds in a valid trust for the exclusive benefit of Holders and the Trustee thereof, sufficient to repay such Indebtedness in accordance with its terms), retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such person is acquired shall not be included as Acquired Indebtedness. Acquired Indebtedness shall be deemed to be incurred on the date the acquired person is merged or consolidated with or into, or becomes a Subsidiary of, the Company or the date of the related acquisition, as the case may be.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange at the relevant time.

“Capitalized Lease” means, as applied to any person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such person in accordance with GAAP.

“Certificated Note” means a certificated Series G Note registered in the name of the Holder thereof and issued in accordance with Section 4.01 of this Third Supplemental Indenture, in the form of Exhibit A to this Third Supplemental Indenture, except that such Certificated Note shall not include the information called for by footnotes 1, 2 and 3 thereof.

“Clearstream” means Clearstream Banking S.A., or its successors.

“Consolidated EBITDA” for any period means the Company’s Consolidated Net Income and the Consolidated Net Income of its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication: (1) interest expense on Indebtedness; (2) provision for taxes based on income; (3) amortization of debt discount and deferred financing costs; (4) gains and losses on sales or other dispositions of depreciable properties and other investments, other than from (i) sales of inventory and (ii) timeshare assets held for sale, in each case, in the ordinary course of business; (5) property depreciation and amortization, including any impairment charges; (6) the effect of any non-cash items; and (7) amortization of deferred charges, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income, or loss, for the Company and its Subsidiaries for such period, excluding, without duplication, (1) extraordinary items, (2) the portion of net income for the Company and its Subsidiaries allocable to non-controlling interests in unconsolidated persons to the extent that cumulative cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries and (3) the portion of net losses for the Company and its Subsidiaries allocable to non-controlling interests in unconsolidated persons, all determined on a consolidated basis in accordance with GAAP.

“Depositary” means, with respect to the Series G Notes issuable or issued in whole or in part in global form, the Depository Trust Company (“DTC”), and any and all successors thereto appointed as depositary by the Company.

“Credit Facility” means the credit facility established pursuant to the Third Amended and Restated Credit Agreement, dated as of September 10, 2015 among the Company, the other subsidiary borrowers named therein, Bank of America, N.A., as Administrative Agent, and other agents and lenders party thereto, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified or restructured from time to time (including by way of adding Subsidiaries of the Company as additional borrowers or guarantors thereof), whether by the same or any other agent, lender or group of lenders (including by means of sales of debt securities to institutional investors).

“Euroclear” means Euroclear Bank S.A./N.V., or its successor, as operator of the Euroclear system.

“Existing Senior Notes” means amounts outstanding from time to time of (i) the 6% Senior Notes due 2021; (ii) the 5 1⁄4% Senior Notes due 2022; (ii) the 4 3⁄4% Senior Notes due 2023; (iv) the 3 3⁄4% Senior Notes due 2023; (v) the 4% Senior Notes due 2025; and (vi) the 4 1⁄2% Senior Notes due 2026, in each case, not in excess of amounts outstanding immediately following the date hereof of the Series G Notes, less amounts retired from time to time.

“Global Note” means a Series G Note that includes the information referred to in footnotes 1, 2 and 3 to the form of Series G Note, attached to this Third Supplemental Indenture as Exhibit A, issued under the Indenture, that is deposited with or on behalf of and registered in the name of the Depositary or a nominee of the Depositary.

“Global Note Legend” means the legend set forth in Section 4.01(f) of this Third Supplemental Indenture, which is required to be placed on all Global Notes issued under the Indenture.

“Indirect Participant” means an entity that, with respect to DTC, clears through or maintains a direct or indirect custodial relationship with a Participant.

“Interest Expense” means, for any period, the Company’s interest expense and the interest expense of its Subsidiaries for such period, including, without duplication, (1) all amortization of debt discount, but excluding the amortization of fees or expenses incurred in order to consummate the sale of debt securities or to establish the Credit Facility, (2) all accrued interest, (3) all capitalized interest, and (4) the interest component of Capitalized Lease Obligations, all determined on a consolidated basis in accordance with GAAP.

“Make-Whole Premium” means, with respect to any Series G Note at any redemption date, the amount calculated by the Company of the excess, if any, of (a) the present value of the sum of the principal amount of the Series G Note being redeemed and all remaining interest payments thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted on a semi-annual bond equivalent basis from the Par Call Date to the redemption date at a per annum interest rate equal to the sum of the Treasury Yield (determined on the Business Day immediately preceding the date of such redemption), plus 25 basis points, over (b) the principal amount of the Series G Note being redeemed.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Paying Agent” means, until otherwise designated, the Trustee.

“Secured Indebtedness” means any Indebtedness, including, without limitation, Acquired Indebtedness, secured by any Lien on any of the Company’s property or assets or any of the property or assets of its Subsidiaries, whether owned on the date hereof or thereafter acquired.

“Series Issue Date” means March 20, 2017.

“Total Assets” means, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding intangibles, of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a Lien securing Indebtedness and all other assets, excluding intangibles, of the Company and its Subsidiaries not subject to a Lien securing Indebtedness, all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the covenant set forth in Section 3.01(d), all investments by the Company and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Treasury Yield” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) most nearly equal to the then remaining average life of the Series G Notes, provided that if the average life of the Series G Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life of the Series G Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost plus capital improvements) of the Company’s real estate assets and the real estate assets of its Subsidiaries on such date, before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means, Indebtedness of the Company or any of its Subsidiaries which is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

ARTICLE 3

The covenants set forth in this Section 3 shall apply to the Series G Notes. Except as otherwise expressly provided below, the covenants set forth in the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 3.01 Limitation on Incurrence of Indebtedness. (a) Aggregate Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if, immediately after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of the Company’s outstanding Indebtedness and all of the outstanding Indebtedness of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, is greater than 65% of the sum of, without duplication:

(1) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by the Company or any of its Subsidiaries since the end of that fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

(b) Debt Service Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur any Indebtedness, including, without limitation, Acquired Indebtedness, if the ratio of Consolidated EBITDA to the Interest Expense for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which the additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of that Indebtedness and the application of the proceeds therefrom (determined on a consolidated basis in accordance with GAAP), and calculated on the assumption that:

(1) the Indebtedness and any other Indebtedness, including, without limitation, Acquired Indebtedness, incurred by the Company or any of its Subsidiaries since the first day of the relevant four-quarter period had been incurred, and the application of the proceeds therefrom, including to repay or retire other Indebtedness, had occurred, on the first day of the period;

(2) the repayment or retirement of any of the Company’s other Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to clause (1) of this Section) or any other Indebtedness of the Company’s Subsidiaries since the first day of the relevant four-quarter period had occurred on the first day of the period; and

(3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets, in any such case with a fair market value in excess of $1 million, since the first day of the relevant four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, that acquisition or disposition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation.

If the Indebtedness giving rise to the need to make the calculation set forth in this Section 3.01(b) or any other Indebtedness incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Interest Expense, the interest rate on that Indebtedness shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire relevant four-quarter period had been the applicable rate for the entire period.

(c) Secured Debt Test. The Company will not, and will not cause or permit any of its Subsidiaries to, incur Secured Indebtedness, if, immediately after giving effect to the incurrence of the Secured Indebtedness and the application of the proceeds from the Secured Indebtedness on a pro forma basis, the aggregate principal amount, determined on a consolidated basis in accordance with GAAP, of all of the Company’s outstanding Secured Indebtedness and all outstanding Secured Indebtedness of its Subsidiaries is greater than 40% of the sum of, without duplication:

(1) the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter; and

(2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received, to the extent those proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness, by the Company or any of its Subsidiaries since the end of the relevant fiscal quarter, including the proceeds obtained from the incurrence of that additional Indebtedness, determined on a consolidated basis in accordance with GAAP.

(d) Maintenance of Total Unencumbered Assets. The Company will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of its outstanding Unsecured Debt and the outstanding Unsecured Debt of the Company’s Subsidiaries, determined on a consolidated basis in accordance with GAAP.

The calculation of the ratios set forth in this Section 3.01 shall be undertaken by the Company.

Section 3.02 Future Guarantees. The Company shall cause each Subsidiary (including each Subsidiary that the Company acquires or creates after the date hereof) that subsequent to the date hereof guarantees any Indebtedness of the Company (hereinafter such Subsidiary, a “Future Subsidiary Guarantor” and such guarantees, the “Guaranteed Indebtedness”) to fully and unconditionally guarantee the Company’s obligations under the Indenture and this Third Supplemental Indenture with respect to payment and performance of the Series G Notes to the same extent that such Guaranteed Indebtedness is guaranteed by the Future Subsidiary Guarantors. Within 60 days of the date of such occurrence, such Future Subsidiary Guarantor shall execute or deliver to the Trustee a supplemental indenture making such Future Subsidiary Guarantor a party to the Indenture for such purpose. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Series G Notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the guarantee of the Series G Notes required hereby or (B) subordinated in right of payment to the Series G Notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the guarantee of the Series G Notes required hereby at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Series G Notes. Upon the complete and unconditional release of the Future Subsidiary Guarantor from its guarantee of the Guaranteed Indebtedness, such Future Subsidiary Guarantor’s guarantee of the Series G Notes shall be automatically released.

Section 3.03 Limitation on Liens. Neither the Company nor any Subsidiary shall secure any Indebtedness under the Credit Facility or the Existing Senior Notes by a Lien or suffer to exist any Lien on their respective properties or assets securing Indebtedness under the Credit Facility or the Existing Senior Notes unless effective provision is made to secure the Series G Notes equally and ratably with the Lien securing such Indebtedness for so long as Indebtedness under the Credit Facility or Existing Senior Notes is secured by such Lien.

Section 3.04 Events of Default. For purposes of the Series G Notes, the following clause shall be added as Section 6.1(g) of the Indenture:

“(g) a default in (a) Secured Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of 5% of Total Assets, or (b) other Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $150 million, in either case, (A) resulting from the failure to pay principal or interest when due (after giving effect to any applicable extensions or grace or cure periods) or (B) as a result of which the maturity of such Indebtedness has been accelerated prior to its final stated maturity.”

ARTICLE 4

Section 4.01 For purposes of the Series G Notes, Section 2.7 of the Indenture is hereby supplemented with, and where inconsistent replaced by, the following provisions:

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Certificated Notes if:

(1) the Company delivers to the Trustee notice from the Depositary (A) that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary or (B) that it is no longer a clearing agency registered under the Exchange Act and a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes; or

(3) upon request of the Trustee or Holders of a majority of the principal amount of outstanding Series G Notes if there shall have occurred and be continuing a Default or Event of Default with respect to the Series G Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Certificated Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.8 and 2.11 of the Indenture. A Global Note may not be exchanged for another Series G Note other than as provided in this Section 4.01(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 4.01(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Beneficial interests in the Global Notes will be subject to restrictions on transfer comparable to those set forth herein. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 4.01(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 4.01(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either: (A)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and (2) instructions given by the Depositary to the Registrar containing information regarding the person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (B)(1) above;

(c) Transfer or Exchange of Beneficial Interests in Global Notes for Certificated Notes. If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Certificated Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Certificated Note, then, if the exchange or transfer complies with the requirements of Section 4.01(a) of this Third Supplemental Indenture and upon satisfaction of the conditions set forth in Section 4.01(b)(2) of this Third Supplemental Indenture, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 4.01(f) hereof, and the Company shall execute and, upon receipt of a Company Order pursuant to Section 2.3 of the Indenture, the Trustee shall authenticate and deliver to the person designated in the instructions a Certificated Note in the appropriate principal amount. Any Certificated Note issued in exchange for a beneficial interest pursuant to this Section 4.01(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Notes to the persons in whose names such Series G Notes are so registered.

(d) Transfer and Exchange of Certificated Notes for Beneficial Interests in Global Notes. A Holder of a Certificated Note may exchange such Certificated Note for a beneficial interest in a Global Note or transfer such Certificated Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or registration of transfer, the Trustee shall cancel the applicable Certificated Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes. If any such exchange or registration of transfer from a Certificated Note to a beneficial interest in a Global Note is effected pursuant to this Section 4.01(d) at a time when a Global Note has not yet been issued, the Company shall issue and, upon receipt of a Company Order in accordance with Section 2.3 of the Indenture, the Trustee shall authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Certificated Notes so transferred.

(e) Transfer and Exchange of Certificated Notes for Certificated Notes. A Holder of Certificated Notes may transfer such Certificated Notes to a person who takes delivery thereof in the form of a Certificated Note. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 4.01(e), the Registrar shall register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. Upon receipt of a request to register such a transfer, the Registrar shall register the Certificated Notes pursuant to the instructions from the Holder thereof.

(f) Global Note Legend. To the extent required by the Depositary, each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 4.01 OF THE THIRD SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 4.01 OF THE THIRD SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Series G Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes upon receipt of a Company Order.

(2) No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11 and 3.6 of the Indenture).

(3) The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Series G Notes during a period beginning at the opening of business on the 15th Business Day before the day of any selection of Series G Notes for redemption and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Series G Note selected for redemption in whole or in part, except the unredeemed portion of any Series G Note being redeemed in part; or

(C) to register the transfer of or to exchange a Series G Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Series G Note, the Trustee, any Agent and the Company may deem and treat the person in whose name any Note is registered as the absolute owner of such Series G Note for the purpose of receiving payment of principal of and interest on such Series G Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.3 of the Indenture.

Notwithstanding anything herein to the contrary, as to any certifications and certificates delivered to the Registrar pursuant to this Section 4.01 of this Third Supplemental Indenture, the Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are substantially in the form of Exhibit A attached to this Third Supplemental Indenture. The Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates.

ARTICLE 5

Section 5.01 Except as specifically modified herein, the Indenture is in all respects ratified and confirmed and shall remain in full force and effect in accordance with its terms.

Section 5.02 Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed or shall be construed to be assumed by the Trustee by reason of this Third Supplemental Indenture. This Third Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect to this Third Supplemental Indenture.

Section 5.03 The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 5.04 THIS THIRD SUPPLEMENTAL INDENTURE AND THE SERIES G NOTES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE OR THE SERIES G NOTES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE GENERAL JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE AND THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND (IN THE CASE OF THE COMPANY) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 5.05 EACH OF THE COMPANY, THE TRUSTEE, THE PAYING AGENT AND THE REGISTRAR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 5.06 The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

Section 5.07 All capitalized terms used in this Third Supplemental Indenture which are not otherwise defined herein, shall have the respective meanings specified in the Indenture, unless the context otherwise requires.

Section 5.08 The Series G Notes may be issued in whole or in part in the form of one or more Global Securities, registered in the name of Cede & Co., as nominee of DTC.

Section 5.09 The Trustee makes no representation or warranty as to the validity or sufficiency of this Third Supplemental Indenture.

IN WITNESS WHEREOF, the parties to this Third Supplemental Indenture have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY

HOST HOTELS & RESORTS, L.P., a Delaware limited partnership

BY:	HOST HOTELS & RESORTS, INC.,
its general partner

By:	/s/ Gregory J. Larson
Name: Gregory J. Larson
Title: Executive Vice President and Chief Financial Officer

Signature Page to Third Supplemental Indenture

TRUSTEE

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name: Francine Kincaid
Title: Vice President

Signature Page to Third Supplemental Indenture

EXHIBIT A

FORM OF 3.875% SERIES G SENIOR NOTE

Unless and until it is exchanged in whole or in part for 3.875% Series G Notes in definitive form, this Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.1

HOST HOTELS & RESORTS, L.P.

3.875% SERIES G SENIOR NOTE DUE 2024

CUSIP: 44107T AX4

ISIN: US44107TAX46

No.                                                                                                                           $

Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to                     , or registered assigns, the principal sum of $                        , on April 1, 2024. The Security is one of the 3.875% Series G Senior Notes due 2024 referred to in such Indenture (hereinafter referred to for purposes of this 3.875% Senior Note collectively as the “Series G Securities”).

Interest Payment Dates:	May 15 and November 15

Record Dates:	May 1 and November 1

Reference is made to the further provisions of this Security on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

[1]	To be used only if the Security is issued as a Global Note.

IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed.

Dated:

HOST HOTELS & RESORTS, L.P., a Delaware limited partnership

By its general partner, HOST HOTELS & RESORTS, INC., a Maryland corporation

By:
	Name:	Gregory J. Larson
	Title:	Executive Vice President and Chief Financial Officer

Attest:

Name:	William Kelso
Title:	Assistant General Counsel of Host Hotels & Resorts, Inc.
the general partner of the Company

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Series G Securities of the Series designated therein referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

HOST HOTELS & RESORTS, L.P.

3.875% Series G Senior Notes due 2024

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 4.01 OF THE THIRD SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 4.01 OF THE THIRD SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.2

1.	Interest.

Host Hotels & Resorts, L.P., a Delaware limited partnership (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Security at the rate of 3.875% per annum from March 20, 2017, or the most recently occurred Interest Payment Date from the date of issuance of additional Series G Securities, until maturity. To the extent it is lawful, the Company promises to pay interest on any interest payment due on such principal amount but unpaid at a rate of 3.875% per annum compounded semi-annually.

[2]	To be included only on Global Notes deposited with DTC as Depositary.

The Company will pay interest semi-annually on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing November 15, 2017. Interest on the Series G Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Series G Securities, from the date of the original issuance. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2.	Method of Payment.

The Company shall pay interest on the Series G Securities (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. Principal of, premium, if any, and interest on the Series G Securities will be payable in United States Dollars at the office or agency of the Company maintained for such purpose, in the Borough of Manhattan, The City of New York or at the option of the Company, payment of interest may be made by check mailed to the Holders of the Series G Securities at the addresses set forth upon the registry books of the Company; provided, however, Holders of Global Securities will be entitled to receive interest payments (other than at maturity) by wire transfer of immediately available funds, if appropriate wire transfer instructions have been received in writing by the Trustee not fewer than 15 days prior to the applicable Interest Payment Date. Such wire instructions, upon receipt by the Trustee, shall remain in effect until revoked by such Holder. No service charge will be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

3.	Paying Agent and Registrar.

Initially, The Bank of New York Mellon will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar without notice to the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

4.	Indenture.

The Company issued the Series G Securities under an Indenture, dated as of May 15, 2015, as supplemented (the “Indenture”), between the Company and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The Series G Securities are unlimited in aggregate principal amount. The terms of the Series G Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the Indenture. The Series G Securities are subject to all such terms, and Holders of the Series G Securities are referred to the Indenture and said Act for a statement of them. The Securities are senior, general obligations of the Company. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by the provisions of the Indenture, (b) authorizes and directs the Trustee on his behalf to take such action as may be provided in the Indenture and (c) appoints the Trustee his attorney-in-fact for such purpose.

5.	Redemption.

Prior to 60 days before their Stated Maturity (the “Par Call Date”), upon not less than 15 nor more than 60 days’ notice, the Company may redeem the Series G Securities in whole or in part at any time at a redemption price equal to 100% of the principal amount thereof plus the Make-Whole Premium, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date). Notice of a redemption of the Series G Securities made pursuant to this paragraph 5 shall be given in the manner set forth in Section 3.3 of the Indenture; provided however, that any such notice need not set forth the redemption price but need only set forth the calculation thereof as described in the immediately preceding sentence of this paragraph 5. The redemption price, calculated as aforesaid, shall be set forth in an Officer’s Certificate delivered by the Company to the Trustee no later than one Business Day prior to the redemption date.

Notwithstanding the foregoing, within the period beginning on or after the Par Call Date, upon not less than 15 nor more than 60 days’ notice, the Company may redeem the Series G Securities in whole or in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the applicable redemption date).

The Company is not prohibited from acquiring the Series G Securities by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions, or otherwise, assuming such acquisition does not otherwise violate the terms of the Indenture.

The Series G Securities will not have the benefit of a sinking fund.

6.	Denominations; Transfer; Exchange.

The Series G Securities are in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange Series G Securities in accordance with, the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Series G Securities (a) selected for redemption except the unredeemed portion of any Series G Security being redeemed in part or (b) for a period beginning 15 Business Days before the mailing of a notice of an offer to repurchase or redemption and ending at the close of business on the day of such mailing.

7.	Persons Deemed Owners.

The registered Holder of a Series G Security may be treated as the owner of it for all purposes.

8.	Unclaimed Money.

If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent(s) will pay the money back to the Company at its written request. After that, all liability of the Trustee and such Paying Agent(s) with respect to such money shall cease.

9.	Discharge Prior to Redemption or Maturity.

Except as set forth in the Indenture, if the Company irrevocably deposits with the Trustee, in trust, for the benefit of the Holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Series G Securities on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Series G Securities, the Company will be discharged from certain provisions of the Indenture and the Series G Securities (including the restrictive covenants described in paragraph 11 below, but excluding its obligation to pay the principal of, premium, if any, and interest on the Series G Securities). Upon satisfaction of certain additional conditions set forth in the Indenture, the Company may elect to have its obligations and the obligations of any Subsidiary that becomes a guarantor, if applicable, discharged with respect to outstanding Series G Securities.

10.	Amendment; Supplement; Waiver.

The Company, any Subsidiary that becomes a guarantor, if applicable, and the Trustee may enter into a supplemental indenture for certain limited purposes without the consent of the Holders. Subject to certain exceptions, the Indenture or the Series G Securities may be amended or supplemented with the written consent of the Holders of not less than a majority in aggregate principal amount of the Series G Securities then outstanding, and any existing Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Series G Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may under certain circumstances amend or supplement the Indenture or the Series G Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder of a Series G Security.

11.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and any Subsidiary to, among other things, incur additional Indebtedness, incur Liens, merge or consolidate with any other person or transfer (by lease, assignment or otherwise) substantially all of the properties and assets of the Company. The limitations are subject to a number of important qualifications and exceptions. The Company must periodically report to the Trustee on compliance with such limitations.

12.	Successor.

When a successor assumes all the obligations of its predecessor under the Series G Securities and the Indenture, the predecessor will be released from those obligations.

13.	Defaults and Remedies.

If an Event of Default with respect to the Series G Securities occurs and is continuing (other than an Event of Default relating to bankruptcy, insolvency or reorganization of the Company), then either the Trustee or the Holders of 25% in aggregate principal amount of the Series G Securities then outstanding may declare all Series G Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of the Series G Securities may not enforce the Indenture or the Series G Securities, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Series G Securities. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Series G Securities may direct the Trustee in its exercise of any trust or power with respect to such Series G Securities. The Trustee may withhold from Holders of the Series G Securities notice of any continuing Default or Event of Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest.

14.	Trustee and Agent Dealings with Company.

The Trustee and each Agent under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or any Subsidiary that becomes a guarantor of the Series G Notes, if applicable, or any of their Subsidiaries or any of their respective Affiliates, and may otherwise deal with such persons as if it were not the Trustee or such agent.

15.	No Recourse Against Others.

No recourse for the payment of the principal of, premium, if any, or interest on the Series G Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary that becomes a guarantor of the Series G Notes, if applicable, in the Indenture, or in the Series G Securities or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of the Company or any Subsidiary that becomes a guarantor of the Series G Notes, if applicable, or of any successor person thereof, except as an obligor or guarantor of the Series G Securities pursuant to the Indenture. Each Holder, by accepting the Series G Securities, waives and releases all such liability.

16.	Authentication.

This Series G Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Series G Security.

17.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Series G Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

18.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP numbers to be printed on the Series G Securities as a convenience to the Holders of the Series G Securities. No representation is made as to the accuracy of such numbers as printed on the Series G Securities and reliance may be placed only on the other identification numbers printed hereon.

19.	Governing Law.

THE INDENTURE AND THE SERIES G SECURITIES, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE SERIES G SECURITIES, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[FORM OF ASSIGNMENT]

I or we assign this Security to

(Print or type name, address and zip code of assignee)

Please insert Social Security or other identifying number of assignee

and irrevocably appoint                      agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Security)

Signature Guarantee**

**	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

SCHEDULE OF EXCHANGES3

The following exchanges of a part of this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[3]	This should be included only if the Security is issued in global form.